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                                                                 Exhibit 4.4(ii)


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                     FIRST AMENDMENT DATED OCTOBER 8, 1993

                                       TO

                                RIGHTS AGREEMENT


                          DATED AS OF FEBRUARY 3, 1989


                          BETWEEN MARRIOTT CORPORATION

                            AND THE BANK OF NEW YORK



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

       This First Amendment ("Amendment") to the Rights Agreement dated as of February 3, 1989 ("Rights Agreement") between Marriott Corporation (the "Company") and The Bank of New York, a New York banking corporation (the "Rights Agent") is entered into as of this 8th day of October, 1993 between the Company and the Rights Agent.

                                  WITNESSETH:
                                  ----------

       WHEREAS, the Company has declared a special dividend (the "Special Dividend"), consisting of the distribution to holders of outstanding shares of common stock, par value $1.00 per share of the Company (the "Common Stock") of all the outstanding shares of common stock, par value $1.00 per share (the "MII Common Stock") of the Company's wholly-owned subsidiary, Marriott International, Inc. ("MII");

       WHEREAS, in connection with the Special Dividend, the Company and MII have entered into a Distribution Agreement (the "Distribution Agreement"), pursuant to which the Company has granted to MII, effective upon consummation of the Special Dividend, the right (the "MII Purchase Right") to purchase up to 20% of each class of the then outstanding voting stock of the Company upon the occurrence of certain events involving changes in control of the Company as specified in the Distribution Agreement, at the fair market value per share of the Common Stock determined as set forth in the Distribution Agreement;

       WHEREAS, the Company desires to amend the Rights Agreement to provide that (i) if MII exercises the MII Purchase Right within 10 days following the Distribution Date (as defined in the Rights Agreement), MII shall be entitled to receive the Rights attached to the Common Stock as provided in Section 3(a) of the Rights Agreement and (ii) that shares of Common Stock acquired by MII upon exercise of the MII Purchase Right will be "Exempt Shares" under the Rights Agreement and will not render MII an "Acquiring Person" under the Rights Agreement;

       WHEREAS, the Board of Directors by resolution dated September 29, 1993 has directed the Company to enter into this Amendment; and

       WHEREAS, the Distribution Date under the Rights Agreement has not yet occurred, and pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may amend the Rights Agreement without the approval of any holders of shares of Common Stock.
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       NOW THEREFORE, pursuant to Section 26 of the Rights Agreement, the parties hereby amend the Rights Agreement as follows:

          SECTION 1.  CAPITALIZED TERMS.  All capitalized terms used herein,
                      -----------------
and not defined herein, shall have the meanings ascribed to such terms in the Rights Agreement.

          SECTION 2.  DEFINITIONS.
                      -----------


          a) The definition of "Beneficial Owner" set forth in Section 1(f) shall be amended by adding the following clause to the end of Section 1(f)(i):

                "or (D) any shares of Common Stock issuable upon exercise of the MII Purchase Right."

          b) The definition of "Exempt Shares" set forth in Section 1(r) shall be amended by adding the following clause to the end of the first sentence of such definition:

          "and (v) any shares of Common Stock acquired by such Person as a result of the exercise of the MII Purchase Right."

          c) The following additional defined terms shall be added to Section 1:

          ""Distribution Agreement" shall mean that certain Distribution Agreement dated September 30, 1993 between the Company and Marriott International, Inc.

          "Exercise Notice" shall mean a written notice delivered by MII (or any successor or assignee of MII to the extent permitted under the Distribution Agreement) to the Company pursuant to Section 6.07 of the Distribution Agreement, which notice constitutes an irrevocable commitment to purchase a specified number of shares of Common Stock through exercise of the MII Purchase Right.

          "MII" shall mean Marriott International, Inc., a Delaware corporation.

          "MII Purchase Right" shall mean the right granted by the Company pursuant to Section 6.07 of the Distribution Agreement to MII (or any successor or assignee of MII to the extent permitted under the Distribution Agreement).

          SECTION 3.  ISSUANCE OF RIGHTS CERTIFICATES.  The following
                      -------------------------------
Section 3(d) shall be added immediately following Section 3(c) of the rights agreement:

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          "(d) Notwithstanding anything to the contrary set forth herein, if an
          Exercise Notice with respect to the MII Purchase Right is delivered to the Company on or prior to the Distribution Date, the shares of Common Stock issuable upon exercise of the MII Purchase Right as specified in the Exercise Notice shall be deemed to have been issued prior to the Distribution Date, and any holder of a share of Common Stock issued upon exercise of the MII Purchase Right shall be entitled to receive the same number of Rights per share of Common Stock as if such holder were a record holder of Common Stock as of the Close of Business on the Distribution Date as provided in Section 3(a), even if the closing with respect to the sale of shares of Common Stock upon exercise of the MII Purchase Right occurs after the Distribution Date. MII shall notify the Rights Agent of any Exercise Notice delivered with respect to the MII Purchase Right and shall list the names and addresses of any Persons that are entitled to receive Rights Certificates as a result of the exercise of the MII Purchase Right on the stockholder records of the Company that are provided to the Rights Agent pursuant to Section 3(a) for the purpose of mailing and distributing Rights Certificates to holders of Common Stock."

          SECTION 4.  NO RECITALS, ETC..  The Rights Agent assumes no
                      -----------------
responsibility for or in respect of the validity or sufficiency of this Amendment or the due execution thereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

          SECTION 5.  COUNTERPARTS.  This Amendment may be simultaneously
                      ------------
executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts together shall constitute but one and the same instrument.

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

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                          MARRIOTT CORPORATION


By                               By /s/ WILLIAM O. KAFES
  --------------------             -------------------------
                                 Name:  William O. Kafes
                                 Title: Vice President


Attest                           THE BANK OF NEW YORK,
                                   as Rights Agent


By                               By /s/ JOHN I. SIVERTSEN
  --------------------             ---------------------------
                                 Name:  John I. Sivertsen
                                 Title: Vice President

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